CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust II and to the use of our report dated July 28, 2022 on the financial statements and financial highlights of The Future Fund Active ETF, a series of shares of beneficial interest in Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the May 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 25, 2023